Exhibit 10.6

RPMG
RPMG, Inc.

NON-POOLED
BIODIESEL
MARKETING AGREEMENT WITH
SOY ENERGY, LLC

***PORTIONS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC.

BIODIESEL MARKETING AGREEMENT

          THIS BIODIESEL MARKETING AGREEMENT (this “Agreement”) is entered into this 12th day of August, 2010 (the “Effective Date”), by and between RPMG, INC., a Minnesota corporation, hereinafter referred to as “RPMG”; and Soy Energy, LLC, an Iowa limited liability company, hereinafter referred to as “PRODUCER.”

          WITNESSETH:

          WHEREAS, RPMG is a corporation engaged in the business of marketing renewable fuels and co-products; and,

          WHEREAS, PRODUCER is negotiating the purchase of a biodiesel production facility in Mason City, Iowa (the “Facility”); and,

          WHEREAS, the parties have agreed that, for the term of this Agreement, the sale and marketing of all of the biodiesel produced by PRODUCER at the Facility should be undertaken by RPMG on the terms and conditions provided in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

          1.          Commencement. The parties acknowledge that PRODUCER presently is negotiating the purchase of the Facility, and that if such purchase is successfully completed, PRODUCER intends to construct certain improvements to the Facility before beginning biodiesel production at the Facility. If PRODUCER completes said purchase and construction improvements, it will thereafter begin producing biodiesel at the Facility that will be subject to the terms of this Agreement on and after the date of such production (the “Commencement Date”). In the event that the Commencement Date has not occurred on or before July 15, 2011, either party shall have the option to terminate this Agreement by giving the other party twenty-one (21) days’ written notice of such termination, and this Agreement shall be of no further force or effect after delivery of such termination notice.

          2.          Marketing Representative. Subject to the terms and conditions of this Agreement, and except as provided in this Section 2, RPMG shall be the sole marketing representative for the entire biodiesel production of PRODUCER at the Facility. RPMG shall use commercially reasonable efforts to market and sell all biodiesel produced at the Facility and delivered by PRODUCER to RPMG pursuant to the terms of this Agreement. Notwithstanding the foregoing, RPMG agrees that PRODUCER may enter into other agreements with suppliers of corn oil or other feedstock pursuant to which PRODUCER will produce biodiesel from the feedstock supplied by such supplier and sell the biodiesel produced from the feedstock supplied by such supplier as directed by such supplier (each a “Tolling Agreement”). The parties agree that any biodiesel produced pursuant to a Tolling Agreement shall be excluded from and shall not be subject to the terms of this Agreement.

          3.          Biodiesel Specifications. The Facility has a full production capacity of approximately 30 million gallons of biodiesel per year. The parties acknowledge that PRODUCER will not be producing biodiesel at full production capacity of the Facility at the Commencement Date, that PRODUCER anticipates increasing biodiesel production following the Commencement Date, and that PRODUCER is not making any representation or warranty as to when, if ever, it will produce biodiesel at the full production capacity. All of the biodiesel produced by PRODUCER at the Facility and marketed by RPMG hereunder will, when delivered to a common carrier by PRODUCER in the manner provided by

Section 4 below, be 100% biodiesel (i.e., B100) satisfying ASTM D6571 specifications. The parties acknowledge that the Facility is anticipated to commence biodiesel production by July 15, 2011, and that PRODUCER will make commercially reasonable efforts to begin production by that time; however, the parties acknowledge and agree that PRODUCER is not making any representations or warranties regarding the date of commencement of biodiesel production at the Facility. PRODUCER promptly shall advise RPMG of any change in the anticipated date of commencement of production.

         4.          Loading. The Facility shall include commercially reasonable railcar and tank truck access of a size and design recognized as appropriate in the biodiesel industry to handle production of approximately 30 million gallons of biodiesel per year. Such railcar and tank truck loading facilities shall be in compliance with all applicable industry and governmental safety standards and shall be capable of delivering a minimum of 250 gallons of biodiesel per minute to railcars and trucks combined. In addition, the Facility shall have sufficient biodiesel storage capacity for not less than 12 days average biodiesel production. RPMG shall schedule the loading and shipping of all outbound biodiesel purchased hereunder. All labor and equipment necessary to load trucks and rail cars and other associated loading costs shall be supplied and borne by PRODUCER without charge to RPMG. PRODUCER shall handle the biodiesel in a good and workmanlike manner in accordance with the commercially-reasonable written requirements of RPMG and normal industry practice. PRODUCER shall visually inspect all trucks and rail cars to assure, to the extent commercially practical, (i) cleanliness so as to avoid contamination of the biodiesel, and (ii) that such trucks and railcars are in a condition suitable for transporting the biodiesel. RPMG and RPMG’s agents shall be given commercially reasonable access to the Facility in accordance with the terms set forth in Exhibit A, which may be amended by mutual agreement of the parties in writing, from time to time. RPMG’s employees and RPMG’s agents shall comply with all reasonable safety rules and procedures promulgated by PRODUCER and provided to RPMG reasonably in advance and in writing, and shall comply with all applicable requirements of any governmental authority, including all applicable laws and regulations. PRODUCER shall supply to RPMG or its agents product description tags, certificates of analysis, bills of lading and/or material safety data sheets that are applicable to all biodiesel shipments. In the event that PRODUCER fails to provide the labor, equipment and facilities it is obligated to provide hereunder that are necessary to meet the loading schedule that is applicable hereunder, PRODUCER shall be responsible for all costs and expenses, including without limitation, actual demurrage and wait time incurred by RPMG resulting from or arising in connection with PRODUCER’s failure to do so. Notwithstanding any provision to the contrary herein, PRODUCER shall be solely responsible for any damage to any trucks, railcars, equipment, or vessels caused by acts or omissions of PRODUCER and its consignees.

         5.          Risk of Loss. RPMG will be responsible for and shall bear the risk of loss of all biodiesel marketed for PRODUCER by RPMG from the time the biodiesel crosses the loading flange at the Facility and the common carrier or customer accepts for loading the biodiesel at the Facility in either a railcar, tank truck or other transport vehicle. Delivery of such biodiesel by PRODUCER to RPMG, for purposes of this Agreement, shall be made at the time the product crosses the loading flange at the Facility.

         6.          Specific Marketing Tasks. RPMG shall be responsible for the marketing, sale and delivery of all the biodiesel production from the Facility for which RPMG is responsible under Section 2 hereof during the term of this Agreement, including, but not limited to:

▪	Scheduling sufficient railcar, tank trucks and other transport;
▪	Negotiating the rates and tariffs to be charged for delivery of such biodiesel production to the customer(s);
▪	Promoting and advertising the sale of such biodiesel;
▪	Tracking delivery;

▪

Negotiating all biodiesel purchase agreements with customers; monitoring compliance therewith; and any addressing any complaints in connection therewith to the satisfaction of PRODUCER, RPMG and the customer as applicable;

▪	Providing invoicing and accounts receivable management for sales of such biodiesel; and
▪	Accounting for all sales and related expenses and collection of accounts, including any legal procedures as may be necessary in connection therewith.

         7.          Negotiation of Biodiesel Price. RPMG will use commercially reasonable efforts to obtain the best price for all biodiesel sold by it under the terms of this Agreement, but shall have complete discretion to fix the price, terms and conditions of the sale as long as the same are in accordance with this Agreement. RPMG shall communicate with PRODUCER the terms and conditions of sales of PRODUCER’s biodiesel, including, without limitation, meeting periodically with PRODUCER to discuss pricing and other terms and conditions of sale.

         8.          Marketing Fee. PRODUCER shall pay to RPMG a monthly marketing fee (the “Marketing Fee”) equal to ***.

         9.          Product Payment. RPMG monthly will calculate the estimated gross price for biodiesel produced at the Facility for which RPMG is responsible under this Agreement to be shipped for the succeeding month less the estimated distribution expense applicable to said biodiesel divided by the estimated gallons of biodiesel to be shipped for the succeeding month (the “Net Sales Price Per Gallon”). RPMG on a weekly basis will pay 90% of the Net Sales Price Per Gallon multiplied by the number of gallons of biodiesel delivered by PRODUCER to RPMG for the period, on an average net 10-day basis (e.g. payment on Wednesday shall be for biodiesel delivered during the seven-day period ending on the previous Wednesday). The remaining balance owed, if any, based on actual gross sales less actual distribution expense and less the Marketing Fee shall be paid within 15 days after the end of each month. Distribution expense means the actual out-of pocket costs for expenditure obligations to third parties incurred by RPMG in marketing PRODUCER’s biodiesel production, including but not limited to transportation costs, rail car costs, rail car utilization, rail tariff rate charges, truck freight charges, demurrage, terminal lease, terminal throughput, terminal shrinkage, insurance, accounting, legal, taxes, bonding, letters of credit, brokerage, testing, licenses and fees, ETS expense, miscellaneous netback expenses and other expenses and working capital costs directly related to sale of PRODUCER’s product, hedging costs and other distribution costs directly incurred in connection with marketing PRODUCER’s product. Payment shall be accompanied by a detailed reconciliation of the sales price, distribution expense and Marketing Fee.

         10.        Audit. PRODUCER shall have the right to inspect the books and records of RPMG for the purpose of auditing calculations of the payment to PRODUCER for the preceding year. Within ninety (90) days following the end of RPMG’s fiscal year end, PRODUCER shall give written notice to RPMG of its desire to conduct an audit and RPMG shall provide reasonable access to all financial information necessary to complete such audit. The audit shall be conducted by an accounting firm agreeable to both parties and shall be completed within 60 days after the completion of RPMG’s annual audit by its independent auditors, but no later than 150 days following RPMG’s fiscal year end, except that if RPMG has not completed its independent audit within 90 days after the end of its fiscal year, RPMG and PRODUCER shall agree on a reasonable extension of time for PRODUCER to complete its audit. PRODUCER is hereby authorized to provide to its lenders the audit report completed for Producer pursuant to this Section. The cost of the audit shall be the responsibility of PRODUCER unless the auditor determines that RPMG underpaid PRODUCER by more than three percent (3%) for the period audited, in which case RPMG shall pay the cost of the audit. If the auditor determines that RPMG underpaid PRODUCER by any amount for the period audited, RPMG shall promptly pay the amount of

***Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

such underpayment to PRODUCER, and if the auditor determines that RPMG overpaid PRODUCER by any amount, PRODUCER shall promptly pay the amount of such overpayment to RPMG. The determination of the auditor shall be final and binding on both parties. If PRODUCER fails to exercise its right to audit as provided in this Section 10 for any year, it shall be deemed to have waived any claim to dispute the payments, provided that in the event PRODUCER’s lender is in possession of the Facility within 180 days after the completion of RPMG’s annual audit by its independent auditors, then such lender shall have the right to conduct an audit pursuant to this Section 10 even if PRODUCER has not previously elected to exercise its right to audit as provided in this Section 10 for such year.

          11.          Estimated 12-Month Volume. At least 120 days prior to the then most current estimated date for commencement of biodiesel production at the Facility, PRODUCER will provide RPMG with PRODUCER’s best estimate of its anticipated monthly biodiesel production for the twelve (12) months beginning on the estimated date of commencement of biodiesel production. RPMG acknowledges that PRODUCER intends to ramp up production after the Commencement Date, and that monthly production may vary significantly during such ramp-up period, and may vary at other times. On or before the first day of each month thereafter, PRODUCER will provide RPMG an updated estimate of PRODUCER’s anticipated monthly biodiesel production for the rolling next twelve (12) months, so that RPMG will at all times during this Agreement have current biodiesel production estimates from PRODUCER for the next rolling twelve (12) months. RPMG shall be entitled to rely upon such estimates in marketing and selling the PRODUCER’s biodiesel production, provided that RPMG shall be obligated to perform its obligations hereunder regardless of the variances in actual production from estimated production.

          12.          Option of RPMG to Limit Total Sales Position. RPMG reserves the right, upon delivery of written notice to PRODUCER, to limit RPMG’s biodiesel marketing efforts with respect to the biodiesel production of PRODUCER at the Facility to the rolling next six (6) months of production from the date of PRODUCER’s receipt of such notice, or, in the case of biodiesel to be marketed on a flat-price basis, the rolling next three (3) months of production from the date of PRODUCER’s receipt of such notice.

          13.          Biodiesel Shortage/Open Market Purchase. If PRODUCER is unable to deliver its estimated monthly biodiesel production and if as a consequence of the non-delivery and in order to meet its sale obligation to third parties, RPMG is required to purchase biodiesel, RPMG may purchase biodiesel in the marketplace to meet its delivery obligations on such terms and conditions as it deems appropriate in its sole discretion, provided that RPMG shall utilize commercially reasonable efforts to make any such open market purchases at the lowest available price. If RPMG as a result thereof incurs a financial loss, PRODUCER will reimburse RPMG for any such loss net of any gains. For purposes of this Section 13, the terms “loss” and “gain” shall be calculated as the difference between the aggregate price to be received by RPMG under its sale obligations to third parties and the aggregate cost of RPMG’s open market purchases.

          14.          Rail Car Leases. PRODUCER will lease approximately 12 railcars to be used by PRODUCER based on the anticipated production of the Facility, and all lease costs and demurrage will be the responsibility of PRODUCER. Upon PRODUCER’s request, RPMG shall assist PRODUCER with obtaining contacts at rail car leasing companies.

          15.          No “Take or Pay”. The parties agree that this is not a “take or pay contract” and that RPMG’s obligations are limited to biodiesel passing custody to a common carrier or customer at PRODUCER’s Facility or delivered to RPMG in the manner provided in Section 5 above.

          16.          Term; Termination. The initial term of this Agreement shall commence on the Effective Date and subject to Section 1 hereof, continue for a period of *** from the first day of the month in which

***Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

PRODUCER initially delivers biodiesel produced at the Facility to RPMG for shipment as provided in Section 4 above (the “Initial Term”). This Agreement shall thereafter automatically renew for successive *** year terms (each a “Renewable Term”) following the end of the Initial Term unless either party gives written notice of non-renewal to the other party not less than one hundred eighty (180) days before the end of the then current Initial Term or any Renewal Term. Notwithstanding the foregoing, either party may terminate this Agreement upon written notice to the other party if the other party breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice of such breach or if the other party becomes insolvent, files or has filed against it a petition in bankruptcy that is not dismissed within thirty (30) days, or has a receiver appointed over its assets. This Agreement may also be terminated by mutual written agreement of the parties or as provided in Section 1 hereof. Upon termination of this Agreement, the parties shall be obligated to pay any and all payments due to the other party through the date of termination and to satisfy any continuing obligations provided by Section 19 below, but shall otherwise have no further obligation to each other under this Agreement.

          17.          Force Majeure. In the event either party is unable by Force Majeure to carry out its obligations under this Agreement, it is agreed that on such party’s giving notice in writing, or by telephone and confirmed in writing, to the other party as soon as possible after the commencement of such Force Majeure event, the obligations of the party giving such notice, so far as and to the extent they are affected by such Force Majeure, shall be suspended from the date of commencement of such Force Majeure and through the remaining period of such Force Majeure, but for no longer period, and such Force Majeure shall so far as possible be remedied with all reasonable dispatch; provided, however, a party’s obligation to make payments of any amounts due and payable to the other party under this Agreement then accrued hereunder prior to the occurrence of such Force Majeure shall not be suspended and PRODUCER shall remain obligated for any loss or expense to the extent provided in Sections 11 and 13. The term “Force Majeure” as used in this Agreement shall mean: riots or civil disturbances; interference by civil or military authorities; wars, or acts of other public enemy or acts of terrorism; earthquakes, storms, floods, or other acts of God; compliance with federal, state or local laws, rules or regulations, acts, orders, or directives, of any official or agency of federal, state or local governments; disruptions, breakdowns or accidents to transportation equipment or facilities; prorationing by transporters; embargoes, expropriation or condemnation by government or governmental authorities; and any other cause which is not reasonably within the control of the party claiming suspension.

          18.          Licenses and Permits; Records. PRODUCER and RPMG at all times shall have and maintain all of the licenses and permits necessary to operate the Facility and perform their obligations hereunder. PRODUCER and RPMG shall comply with all applicable laws, regulations, rules and requirements of governmental authorities, including but not limited to, the Renewable Fuels Standard RINS reporting requirements. In addition, PRODUCER shall establish record-keeping and reporting systems compatible with RPMG’s load out reporting systems, currently ETS and AccuLoad III. RPMG shall maintain all necessary record-keeping and reporting systems to meet its obligations hereunder, including, without limitation, such systems as are necessary for RPMG to satisfy its marketing duties under Section 6; to properly calculate payments and fees due under Sections 8 and 9; and to complete the audit activities referenced in Section 10.

          19.          Obligation to Deliver After Termination. If this Agreement is terminated in accordance with Section 16 hereof, PRODUCER shall be obligated to deliver to RPMG for marketing in accordance with this Agreement sufficient biodiesel to cover all gallons of PRODUCER’s biodiesel which RPMG has committed for sale to customers at the time of termination, and the parties, in the course of such marketing with respect to committed sales made prior to delivery of the termination notice, shall be obligated to perform their obligations under this Agreement with respect to such biodiesel.

***Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

          20.          Good and Marketable Title. PRODUCER represents that it will have good and marketable title to all of the biodiesel marketed for it by RPMG at the time of delivery to RPMG and that said biodiesel will be free and clear of all liens and encumbrances, provided that this Section shall not be applicable to any open market purchases of biodiesel made by RPMG under Section 13 hereof.

          21.          Independent Contractor. Nothing contained in this Agreement will be interpreted to make either party the agent of the other for any purpose whatsoever. Without limiting the foregoing, RPMG and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of PRODUCER under this Agreement.

          22.          Samples. PRODUCER will take and retain for a minimum of 90 days at least one sample of biodiesel per Batch. A “Batch” is defined as any time new biodiesel product is introduced into PRODUCER’s finished product tank. At the reasonable request of RPMG, PRODUCER agrees to provide RPMG with samples of its biodiesel produced at the Facility so that RPMG may test such biodiesel for product quality on a regular basis. RPMG shall provide PRODUCER with copies of any testing results received by RPMG.

          23.          Insurance. During the entire term of this Agreement, PRODUCER will maintain insurance coverage that is standard, in the reasonable opinion of RPMG, for a company of its type and size that is engaged in the production and selling of biodiesel. At a minimum, PRODUCER’s insurance coverage must include:

(i)	Comprehensive general product and public liability insurance, with liability limits of at least $5 million in the aggregate.

(ii)	Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.

(iii)	RPMG shall be added as an additional insured under the comprehensive general product and public liability insurance policy and the property and casualty insurance policy.

(iv)	Workers’ compensation insurance to the extent required by law.

                         PRODUCER will not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of RPMG, which consent will not be unreasonably withheld.

          24.          Indemnifications and Hold Harmless – PRODUCER. If a third party makes a claim against RPMG or any of its directors, officers, employees, agents or affiliates (“RPMG Related Persons”) directly as the result of the actions or omissions of PRODUCER or any of its directors, managers, officers, employees, agents or affiliates (“PRODUCER Related Persons”), including, but not limited to, claims relating to the quality of biodiesel produced by PRODUCER, then PRODUCER agrees to indemnify RPMG and the RPMG Related Persons and to hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees, which RPMG or RPMG Related Persons incur as a result of any such actions or omissions of PRODUCER or PRODUCER Related Persons.

          25.          Indemnifications and Hold Harmless – RPMG. If a third party makes a claim against PRODUCER or any of its directors, managers, officers, employees agents or affiliates (“PRODUCER Related Persons”) directly as the result of the actions or omissions of RPMG or any of its directors, managers, officers, employees, agents or affiliates (“RPMG Related Persons”), then RPMG agrees to indemnify and hold harmless PRODUCER and the PRODUCER Related Persons from and against any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees, which PRODUCER OR PRODUCER Related Persons incur as a result of any such actions or omissions of RPMG or RPMG Related Person

          26.          Setoff Rights. If PRODUCER defaults on any of its obligations hereunder or with respect to any order made pursuant to this Agreement or breaches this Agreement, then (i) PRODUCER shall be liable to the extent specified in this Agreement for damages incurred by RPMG in connection with such default or breach, and (ii) RPMG may, upon delivery of prior written notice to PRODUCER, offset the amount of such damages against any amounts otherwise payable by RPMG to PRODUCER. If RPMG defaults on any of its obligations hereunder or with respect to any order made pursuant to this Agreement or breaches this Agreement, then (i) RPMG shall be liable to the extent specified in this Agreement for damages incurred by PRODUCER in connection with such default or breach, and (ii) PRODUCER may, upon delivery of prior written notice to RPMG, offset the amount of such damages against any amounts otherwise payable by PRODUCER to RPMG.

          27.          Recoupment of Overpayments. RPMG shall have the right to recoup the amount of any overpayments made by RPMG to PRODUCER hereunder or with respect to any order made pursuant to this Agreement during the preceding year.

          28.          Survival of Terms/Dispute Resolution. All representations, warranties and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims. The parties agree that, should a dispute between them arise in connection with this Agreement, the parties will, in good faith, attempt to mediate such dispute prior to the filing of any action in any court. Such mediation shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

          29.          Choice of Law. The parties agree that this Agreement will be governed by, interpreted under and enforced in accordance with Minnesota law.

          30.          Assignment. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, RPMG consents to the assignment of this Agreement by PRODUCER to its lender in connection with the PRODUCER’s securing of debt financing for the Facility.

          31.          Entire Agreement Amendment. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind (including as conditions or inducements to the execution hereof in effect between the parties), except as expressed in this Agreement. No amendment, change or addition shall be made to this Agreement except by a written document signed by all parties hereto.

          32.          Execution of Counterparts. This Agreement may be executed by the parties in any number of separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

          33.          Counterpart Includes Facsimile. The parties specifically agree and acknowledge that a counterpart produced by virtue of a facsimile (“fax”) machine or .pdf file shall be binding upon the parties.

          34.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

          35.          Confidential Information. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 34.

          a.           Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means information related to the business operations of PRODUCER or RPMG and disclosed by one party (sometimes referred to herein as the “disclosing party”) to the other party (sometimes referred to herein as the “receiving party”) that meets all of the following criteria:

(i) The information must not be generally known to the public, and must not be a part of the public domain.

(ii) The information must belong to the party claiming it is confidential, and must be in that party’s possession.

(iii)        The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)        Written information must be clearly designated in writing as “Confidential Information” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(v)         Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “Confidential Information,” and transmitted to the other party within ten (10) days of the verbal disclosure.

          Notwithstanding the foregoing, the term “Confidential Information” shall exclude, and the obligations of this Section 34 shall not apply to, information which:

(i) a receiving party can demonstrate was known to the receiving party at or prior to the time of disclosure by the disclosing party;

(ii) is or becomes generally available to the public at or after the time of disclosure by the disclosing party other than through any act or omission of the receiving party;

(iii) is or was developed by the receiving party completely independent of any Confidential Information it received from the disclosing party; or

             (iv)          is or was received by the receiving party from a third party, that, to the knowledge of the receiving party, was free to make such disclosure without breach of any legal obligation to the disclosing party.

          b.          Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.

          c.          The Duty not to Disclose Confidential Information. Each party agrees that it will not disclose any Confidential Information about the other party to any third person or organization, other than their respective legal counsel and accountants who have a reasonable need to know such Confidential Information, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a receiving party or anyone to whom such receiving party transmits Confidential Information in accordance with this Section 34 is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) to disclose any Confidential Information, such receiving party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section 34, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with this Section 34 of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel for the receiving party, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

          d.          The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if it becomes aware of any improper use or any improper disclosure of the Confidential Information of the other party at any time during the term of this Agreement.

          e.          Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

          f.          Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information (including copies thereof) that is in its possession or under its control.

          g.          Disclosure in SEC Filings. Notwithstanding any other provision contained in this Agreement, RPMG acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by PRODUCER (i) on a Form 8-K or other report filed with the Securities and Exchange Commission at any time after the date hereof (including the filing of the text of this Agreement with such report), or (ii) in a customary press release or on a customary analyst call, will not be violation of this Section 34. Upon RPMG’s request, PRODUCER will cooperate with any reasonable requests of RPMG to request confidential treatment concerning sensitive/confidential items in connection with the events described in (i) and (ii) above.

          h.           Survival. Notwithstanding any other provision of this Agreement, the provisions of this Section 34 shall survive termination of this Agreement and remain in effect for a period of five (5) years thereafter.

          36.          Remedies Non-Exclusive. Except as otherwise expressly provided in this Agreement, any remedy provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedy set forth herein or any other remedy otherwise available at law or in equity.

          37.          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand, mailed by U.S. mail postage prepaid, sent by facsimile with delivery confirmed, or one day after transmission via electronic mail, addressed as follows:

TO:	RPMG, Inc.
1157 Valley Park Drive, Suite 100
Shakopee, MN 55379
Facsimile No. 952-465-3222
Email:

TO:	Soy Energy, LLC
P.O. Box 663
Marcus, IA 51305
Facsimile No.
Email:

With a copy to:

Thomas D. Johnson
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Facsimile No.: 515-323-8514
Email: johnson@brownwinick.com

          37.          Severability. If any provision or provisions of this Agreement are held invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RPMG, INC.

By	/s/ Steven L. Dietz
Its	Chief Operating Officer

SOY ENERGY, LLC

By	/s/ Charles Sand
Its	Chairman

EXHIBIT A
Terms and Procedures Relating to Loading and Shipment

Except by special arrangement(s) in advance, biodiesel shall be available for loading and shipment twenty-four (24) hours per day, Monday through Sunday, except on scheduled holidays. Trailers and rail cars shall be visually inspected by PRODUCER prior to loading. If unsanitary conditions exist and cannot be corrected on site, the trailer or rail car shall be rejected by PRODUCER and RPMG shall be notified.